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                                                                    Exhibit (10)

Performance Bonus Plans - 1995: Robert J. McNeill, David F. Perri, Terry A. Pitts and Matthew B. Townley

The performance bonus plans for Messrs. McNeill, Perri, Pitts and Townley for 1995 were not set forth in formal documents.

Mr. Pitts' plan operated as follows: A portion of Mr. Pitts' bonus (approximately 50%) was based on the extent to which the actual attainment of pre-tax income for two divisions of the Company for which Mr. Pitts was responsible exceeded pre-determined target levels. The remainder of Mr. Pitts' bonus was determined based on subjective considerations of his managerial performance against certain pre-defined goals.

The plans for Messrs. McNeill, Perri and Townley operated in a manner similar to the performance bonus plan for 1995 for Francis W. Lavelle filed as Exhibit 10 to the Company's Form 10-Q Report for the quarter ended September 30, 1995 and incorporated by reference as an exhibit to this filing. Thus, under each plan, 90% of the base bonus value was tied to corporate sales, revenue and profit performance and the remaining 10% of the base bonus value was tied to subjective considerations of managerial performance against certain pre-defined goals.